UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: July 7, 2015

(Date of earliest event reported)

ENTEROMEDICS INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-33818

Delaware	48-1293684
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2800 Patton Road, St. Paul, Minnesota 55113

(Address of principal executive offices, including zip code)

(651) 634-3003

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 7, 2015, EnteroMedics Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Canaccord Genuity Inc., on behalf of itself and as representative of the underwriters named therein (the “Underwriters”) relating to the public offering (the “Offering”) of $16.0 million in units (the “Units”) consisting of an aggregate of 32,000,000 Units. Each Unit shall consist of: (A)(i) one share (each, a “Share”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) or (ii) one pre-funded Series C warrant to purchase one share of Common Stock at an exercise price equal to $0.50 per share (each a “Series C Warrant”); and (B) one Series A warrant to purchase one share of Common Stock at an exercise price equal to $0.60 per share (each, a “Series A Warrant” and together with the Series C Warrants, the “Warrants”). Each purchaser of a Unit may elect to receive a Series C Warrant in lieu of a share of Common Stock. Each Unit will be sold at a price to the public of $0.50. The net proceeds to the Company from the sale of the Units, after deducting the Underwriter’s discount and commission and other estimated offering expenses payable by the Company, are expected to be approximately $14.7 million. The Offering is expected to close on or about July 8, 2015, subject to the satisfaction of customary closing conditions.

The Series A Warrants to be issued in the Offering are exercisable for a period of 42 months from the closing date of the Offering. The exercise price and number of shares of Common Stock issuable on the exercise of the Series A Warrants shall be subject to adjustment upon the issuance of any shares of Common Stock or securities convertible into shares of Common Stock below the then-existing exercise price, with certain exceptions, and in the event of any stock split, reverse stock split, recapitalization, reorganization or similar transaction. The holder of the Series A Warrant will not have the right to exercise any portion of the Series A Warrant if the holder, together with its affiliates, would, subject to certain limited exceptions, beneficially own in excess of 9.99% of our common stock outstanding immediately after the exercise. The holder may increase or decrease this beneficial ownership limitation to any other percentage of the number of our Common Shares outstanding immediately after the exercise not in excess of 9.99% upon, in the case of an increase, not less than 61 days’ prior written notice.

The pre-funded Series C Warrants will be exercisable immediately and will expire five years after their date of issuance. The holder of the Series C Warrant will not have the right to exercise any portion of the Series C Warrant if the holder, together with its affiliates, would, subject to certain limited exceptions, beneficially own in excess of 9.99% of our common stock outstanding immediately after the exercise (or 4.99% as may be elected by one or more purchasers of the Units). The holder may increase or decrease this beneficial ownership limitation to any other percentage of the number of our Common Shares outstanding immediately after the exercise not in excess of 9.99% upon, in the case of an increase, not less than 61 days’ prior written notice.

The exercise price of the Series C Warrant will be pre-paid in its entirety upon issuance of the Series C Warrants and, consequently, no additional payment or other consideration will be required to be delivered to the Company by the holder upon exercise. The holder of a Series C Warrant is not entitled to any return or refund of all or any portion of its pre-paid exercise price under any circumstance or for any reason whatsoever, including in the event a Series C Warrant shall not have been exercised prior to its termination or expiry date. The Series C Warrants do not contain any cashless exercise feature.

The exercise price and number of shares of Common Stock issuable on the exercise of the Series C Warrants shall be subject to adjustment in the event of any stock split, reverse stock split, recapitalization, reorganization or similar transaction.

The foregoing description of the Underwriting Agreement and the Warrants is qualified in its entirety by reference to the Underwriting Agreement, the Form of Series A Warrant and the Form of Series C Warrant, which are filed hereto as Exhibit 1.1, Exhibit 4.1 and Exhibit 4.2, respectively, and are incorporated herein by reference. The legal opinion of Dorsey & Whitney LLP relating to the Common Stock and Warrants being offered is filed as Exhibit 5.1 to this Current Report on Form 8-K.

The Common Stock is being offered and sold pursuant to a prospectus dated May 22, 2014 and a prospectus supplement filed with the Securities and Exchange Commission (the “SEC”) on July 7, 2015, in connection with a takedown from the Company’s effective shelf registration statement on Form S-3 (File No. 333-195855) declared effective by the SEC on May 22, 2014 and a second registration statement on Form S-3 (File No. 333-205353) filed by the Company with the SEC on June 30, 2015 pursuant to Rule 462(b) of the Securities Act of 1933, as amended.

Item 8.01	Other Events.

On July 7, 2015, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of July 7, 2015 by and between EnteroMedics Inc. and Canaccord Genuity Inc., on behalf of itself and as representative of the underwriters named therein

4.1	Form of Series A Warrant

4.2	Form of Series C Warrant

5.1	Opinion of Dorsey & Whitney LLP

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

99.1	Press release dated July 7, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEROMEDICS INC.

By:	/s/ Greg S. Lea
Greg S. Lea
Chief Financial Officer and Chief Operating Officer

Date: July 7, 2015

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of July 7, 2015 by and between EnteroMedics Inc. and Canaccord Genuity Inc., on behalf of itself and as representative of the underwriters named therein

4.1	Form of Series A Warrant

4.2	Form of Series C Warrant

5.1	Opinion of Dorsey & Whitney LLP

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

99.1	Press release dated July 7, 2015